EXHIBIT 5.1

June 30, 2006

The PMI Group, Inc.,

3003 Oak Road,

    Walnut Creek, California 94597.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $359,986,000 principal amount of 2.50% Senior Convertible Debentures due 2021 (the “Securities”) of The PMI Group, Inc., a Delaware corporation (the “Company”), and the shares of Common Stock, par value $0.01 per share, of the Company, if any, initially issuable upon conversion of the Securities (the “Shares”) and the stock purchase rights related to the Shares (the “Rights”) to be issued pursuant to the Agreement, dated as of January 26, 1998, between the Company and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement relating to the Securities, the Shares and the Rights (the “Registration Statement”) has become effective under the Act, the Indenture relating to the Securities has been duly executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

(2) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after

The PMI Group, Inc.

giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued upon conversion of the Securities, the Rights attributable to the Shares will be validly issued.

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

                      /s/ SULLIVAN & CROMWELL LLP